Exhibit 99.1

A.P. Pharma Logo

News Release

      A.P. PHARMA NAMES ARTHUR TAYLOR TO BOARD OF DIRECTORS

REDWOOD CITY, Calif. (August 14, 2006) - A.P. Pharma, Inc. (NASDAQ:
APPA), a specialty pharmaceutical company, today announced that Arthur T. Taylor has joined the Company's board of directors. Mr. Taylor has over 20 year's financial executive experience in the medical device, pharmaceutical and technology industries, and is currently Chief Operating Officer and Chief Financial Officer for Kyphon Inc., a medical device company based in Sunnyvale, California.

"We are very pleased with Art's appointment to our board," said Michael O'Connell, A.P. Pharma's president and chief executive officer. "His financial and business development experience across a wide range of healthcare and technology growth companies will be an important asset as we continue to leverage our technology platform. We look forward to working with Art as we execute our growth plan and develop new business opportunities."

Mr. Taylor's background includes Chief Financial Officer positions with Terayon Communication Systems, Evolve Software, Docent, and
Resound Corporation. He has also held senior financial positions with 3Com Corporation and Allergan, Inc.

Mr. Taylor's appointment brings A.P. Pharma's board membership to eight, including six independent directors. Mr. Taylor will serve on the board's audit and finance committees.

About A.P. Pharma
-----------------

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Forward-looking Statements
--------------------------

Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties including, among others, uncertainty associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances and progress in research and development programs. Other risks and uncertainties associated with the Company's business and prospects are identified in the Company's filings with the Securities and Exchange Commission. The Company does not intend to revise these forward-looking statements to reflect events or circumstances occurring in the future.

Investor Relations Contacts:                          Company Contact:
Lippert/Heilshorn & Associates                         Gordon Sangster
Zachary Bryant (zbryant@lhai.com)              Chief Financial Officer
Don Markley (dmarkley@lhai.com)                         (650) 366-2626
Bruce Voss (bvoss@lhai.com)
(310) 691-7100